Exhibit (a)(1)(A)

[Company Letterhead]

Kyto Technology and Life Science, Inc.

13050 La Paloma Road

Los Altos Hills, CA 94022

Telephone: 650-204-7896

October 1, 2020

To the Holders of the Original Warrants,

Kyto Technology and Life Science, Inc. (“we” or the “Company”) is offering you, as a holder of certain warrants to purchase common stock of the Company (the “Original Warrants”), the opportunity to amend and exercise such Original Warrants (i) at an exercise price of $0.40 per share of common stock in cash for the number of shares of Company common stock issuable therefor and (ii) for an increased number of shares of Company common stock equal to a number that is determined by multiplying the number of shares of Company common stock issuable upon the exercise of the Original Warrant multiplied by 1.5, subject to the terms and conditions set forth in the enclosed “Offer to Amend and Exercise Warrants to Purchase Common Stock of Kyto Technology and Life Science, Inc.” dated as of the date of this letter (the “Offer”) and prior to the Expiration Date (as defined below). All terms not defined in this letter shall have the meanings set forth in the Offer.

If any of the Original Warrants you hold include cashless exercise provisions, those Original Warrants will be amended to remove the cashless exercise provisions, and you will be required to pay the exercise price of your Original Warrants in cash.

The Amended Warrants will also contain a lock-up provision that provides that neither the holder nor any of its affiliates will sell dispose or otherwise transfer, directly or indirectly, any of the shares of common stock issuable upon exercise of the Amended Warrants without our prior written consent for a period of three months after the Expiration Date (as defined below).

The purposes of the Offer are to (1) encourage the participating holders to exercise the Original Warrants by significantly reducing both the exercise price and the exercise period of the Original Warrants, which will help us raise funds to support our operations and (2) reduce the number of outstanding warrants. We plan to use the funds obtained to fund our operations, including our reorganization as an “investment company” under the Investment Company Act of 1940 (the “Investment Company Act”), investment in early stage start-ups and other general corporate purposes.

The enclosed Offer together with the enclosed Election to Participate (including the instructions and other forms attached thereto) and Notice of Withdrawal constitute the “Offering Materials.” The Offering Materials provide important information regarding the Offer and instructions as to how you can participate and amend and exercise your Original Warrants. You should read all of the Offering Materials carefully before you decide whether to amend and exercise any of your Original Warrants. Also, please note that there is no minimum participation requirement on your part with respect to this Offer. Participation in this Offer requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

To amend and exercise an Original Warrant, you must deliver to us prior to the expiration of the Offer to Amend and Exercise, which is 5:00 p.m. (Pacific time) on October 31, 2020, as may be extended by us in our sole discretion (the “Expiration Date”): (i) a signed Election to Participate, (ii) a signed Acknowledgements and Representations and Warranties and (iii) a signed Accredited Investor Questionnaire, along with (iv) the aggregate exercise price in cash in the amount equal to $0.40 per share multiplied by the number of shares of common stock you elect to purchase. The cash exercise price may be tendered in the form of a check payable to Kyto Technology and Life Science, Inc. or by wire transfer to our account as set forth in the instructions to the Election to Participate. These items must be properly delivered, before the Expiration Date, to us at our corporate address indicated above or by email at legal@kytotech.com.

If you send your Election to Participate and subsequently change your mind and do not want to participate in the Offer, you may submit a Notice of Withdrawal to us at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to us on or prior to the Expiration Date. If you properly withdraw prior to the Expiration Date, we will return promptly your aggregate exercise price.

Thank you for your time in reviewing this opportunity.

Very truly yours,

KYTO TECHNOLOGY AND LIFE SCIENCE, INC.

By:	/s/ Paul Russo
Name:	Paul Russo
Title:	Chief Executive Officer